Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Third Quarter 2004 Earnings Up 298%

Net Interest Income up 82%

Core Loans increased 58% to $480 million at September 30, 2004 versus $303 million at September 30, 2003

COSTA MESA, Calif., October 28, 2004 (BUSINESS WIRE) — Pacific Mercantile Bancorp (Nasdaq: PMBC) today reported that its net earnings increased by $1.1 million, or 298%, to $1.5 million during the third quarter 2004 from $372,000 during the same quarter of 2003. For the nine months ended September 30, 2004, net earnings grew by $1.4 million, or 79%, to $3.2 million from $1.8 million during the same nine months of 2003.

Earnings per diluted share were $0.14 and $0.30, respectively, in the three and nine month periods ended September 30, 2004, determined on the basis of a weighted average number of diluted shares outstanding of approximately 10.5 million shares in each of those periods. This compares to earnings of $0.05 and $0.27 per diluted share, respectively, in the three and nine month periods ended September 30, 2003, which was determined on the basis of a weighted average number of diluted shares outstanding of approximately 6.7 million shares in each of those periods. The increase in the weighted average number of diluted shares outstanding in 2004 was attributable to our completion, in December 2003, of a public offering of 3,680,000 shares of our common stock.

The increase in net earnings for the quarter ended September 30, 2004, was due primarily to a $2.7 million, or 82%, increase in net interest income, which more than offset an $886,000, or 46%, decline in noninterest income. That increase in net interest income was primarily attributable to a $177 million, or 58%, increase in core net loans (which excludes loans held for sale) to $480 million at September 30, 2004 from $303 million at September 30, 2003.

For the nine months ended September 30, 2004, the increase in net income was due primarily to a $6.2 million, or 61%, increase in net interest income, which more than offset a $3.5 million decline in noninterest income. That increase in net interest income was also primarily attributable to the increase in core loans outstanding at September 30, 2004 as compared to September 30, 2003.

The net proceeds from our common stock offering in December 2003, along with the growth in net income, enabled us to increase our tangible book value per share by $1.15, or 18%, to $7.42 per share at September 30, 2004, as compared to $6.27 per share at September 30, 2003. The Board of Directors, employees and I are extremely grateful to our new and existing shareholders and clients for their strong support of our banking franchise” stated Raymond E. Dellerba, President and CEO.

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PMBC

October 28, 2004

“The additional capital we raised last December has enabled the expansion of our banking franchise, into the Long Beach marketplace. The new Long Beach Financial Center, which opened in September, will close the distribution gap between Beverly Hills and our Orange County Financial Centers. In accordance with our strategic plan, we are very pleased to report that we have identified a location for an Inland Empire financial center in the heart of the Ontario, California financial district where, subject to the receipt of necessary regulatory approvals, we plan to open our eighth financial center.” The Inland Empire is the fastest growing market place in Southern California. With real estate prices increasing in the coastal areas, businesses find better real estate and leasing values in the Inland Empire, thus creating a market for the commercial and Internet banking, mortgage and brokerage services we provide,” added Mr. Dellerba.

To further increase its capital resources, on October 8, 2004 the Company sold to an institutional investor $10 million of junior subordinated notes, due in 30 years. The notes bear interest initially at a rate of 4.045% per annum, which will reset quarterly at the three-month LIBOR rate plus 2.00% per annum. For regulatory purposes, the notes are treated as additional capital that is available to support the further growth of the Company’s banking franchise. The sale of these notes increases, to $27 million, the total amount of the Company’s currently outstanding long term junior subordinated notes.

Results of Operations

Net Interest Income. Net interest income, a primary measure of bank profitability, after the provision for loan losses, increased $3.2 million, or 114%, to $6.0 million in the third quarter of 2004 from $2.8 million in the third quarter a year ago. In the nine months ended September 30, 2004, net interest income, after the provision for loan losses, increased by $6.4 million, or 71%, to $15 million from $9.0 million in the same nine months of 2003. Net interest margin also improved, to 3.17% in the quarter ended September 30, 2004 as compared to 2.15% in the same quarter of 2003, and 2.99% in the nine month period ended September 30, 2004, as compared to 2.33% in the same period of 2003. These increases in net interest income and the improvements in net interest margin were due primarily to the increase in core loan volume during the 12 months ended September 30, 2004.

Noninterest Income. Noninterest income declined by $886,000, or 46%, to $1.0 million in the third quarter of 2004, from $1.9 million for the same period in 2003. In the nine months ended September 30, 2004, noninterest income declined by $3.5 million, or 52%, to $3.3 million in the nine month period ended September 30, 2004, compared to $6.8 million in the like period of 2003. Those declines were attributable to a reduction in the volume of refinanced mortgages due to an increase in mortgage rates that began in the second half of 2003.

Noninterest Expense. Noninterest expense increased in the third quarter of 2004 by $347,000, or 8%, to $4.5 million from $4.2 million in the same period in 2003. In the nine months ended September 30, 2004, noninterest expense increased by $301,000, or 2%, to $13.3 million from $13 million in the same nine month period of 2003. The increases in noninterest expense were due to increases in expenses primarily attributable to increased commercial loan volume, partially offset by staff reductions that we made as a result of the slowing in mortgage lending activity.

Notwithstanding the increases in noninterest expense, our efficiency ratio (operating expenses as a percentage of total revenues) improved to 64% and 68%, respectively, in the three and nine month periods ended September 30, 2004 from 79% and 77%, respectively, in the same three and nine month periods of 2003. These improvements are indicative of a maturing of, and increased business growth at, our financial centers that has helped us to generate more revenue per employee in the three and nine month periods ended September 30, 2004 than we did in the corresponding periods of 2003.

Balance Sheet Growth and Asset Quality

Core loans (net of the allowance for loan losses) increased by $177 million, or 58%, to $480 million at September 30, 2004 from $303 million at September 30, 2003. Investments (mainly mortgage backed securities) declined to $233 million at September 30, 2004 from $244 million at September 30, 2003. The increase in core loans contributed to a 24% increase in total assets to $818 million at September 30, 2004, from $658 million one year earlier. Deposits also increased, growing by $43 million, or 9%, to $515 million at September 30, 2004, from $472 million at September 30, 2003. Contributing to that increase was a $39 million, or 29%, increase in noninterest bearing deposits to $177 million at

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October 28, 2004

September 30, 2004. At the same time, higher-cost time deposits declined by 8% to $192 million at September 30, 2004 from $209 million at September 30, 2003. As a result, at September 30, 2004 noninterest bearing deposits and time deposits represented 34% and 37%, respectively, of total deposits, as compared to 29% and 44%, respectively, at September 30, 2003. This change in the mix of deposits contributed to the increase in net interest income recorded in the quarter and nine months ended September 30, 2004.

At September 30, 2004, loans classified as non-performing, 90 days past due, or impaired totaled $12,000 and we had no restructured loans. As of the same date the allowance for loan losses totaled $4.0 million, or 0.84% of core loans outstanding, as compared to $3.5 million and 1.16%, respectively, at September 30, 2003. The decline in the ratio of the allowance to core loans to 0.84% at September 30, 2004 was due to (i) a net charge off of $822,000 during the first quarter ended March 31, 2004, relating to an impaired loan, for which reserves of $672,000 had been established and included in the allowance for loans losses at September 30, 2003, and (ii) a decision, based on the quality of the core loan portfolio, which remains strong, that it was not necessary to make a significant increase in the allowance for loan losses during the quarter ended September 30, 2004. As a result, the provision made for loan losses totaled $50,000 in the three months ended September 30, 2004 as compared to $518,000 in the same three months of 2003. We made provisions for loan losses of $923,000 in the nine months ended September 30, 2004 as compared to provisions of $1.1 million in the same nine months of 2003.

“We are pleased to report a 35% increase in total revenues during the third quarter of 2004, as compared to the same period in 2003, which reflects strong net core loan growth of 58%,” said Nancy Gray, CFO.

Commercial Banking

Pacific Mercantile Bank now has over $818 million in assets and we believe we are positioned to further increase our $480 million portfolio of net core loans by expansion into new market segments. Our present financial center locations provide us with entrees into a wider Southern California client base, whose need for commercial loans can, we believe, readily be satisfied by our strong capital and liquidity.

Internet Banking

Senior Vice President and Manager of Pacific Mercantile Bank’s (“PMB”) Internet Bank, Ben Loveless stated that “Through the Internet, PMB is able to compete for business on a national scope and leverage the cost effectiveness of this delivery channel for all of the Bank’s services. As a result, our present focus is on expanding the usefulness of the website to anyone desiring convenient high tech banking services combined with strong, professional assistance. For example, we now offer a wide variety of mortgage loans through our website, www.pmbank.com. Borrowers can complete a short application and receive conditional approval almost immediately. In less than five minutes a visitor to our website can be well on the way to purchasing that dream home or refinancing for a better rate.”

Mortgage Banking

“It gives me great pleasure to announce the appointment of Mr. John Monroe as Executive Vice President of the Mortgage Division,” said Raymond Dellerba. Mr. Monroe, a seasoned mortgage industry professional with over 30 years of experience, was the former President and CEO of his own mortgage company based in Florida, where he succeeded in increasing production by establishing a network of Loan Production Offices throughout the Southeast.

“The mortgage division continues to implement strategic initiatives that place emphasis on providing enhanced customer services, including the development of new loan programs as well as the streamlining of the loan process for faster customer response time,” said John Monroe, EVP Mortgage Division. “The mortgage banking division has expanded its recruiting of mortgage business from additional channels in order to offset the effects of increasing interest rates on mortgage refinancing activity,” added Mr. Monroe.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999, and of PMB Securities Corp., which was founded in September 2002.

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PMBC

October 28, 2004

The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates four Orange County financial centers located in Newport Beach, Costa Mesa, La Habra and San Clemente, two Los Angeles County financial centers located in Beverly Hills on Wilshire Boulevard and in Long Beach, and one San Diego County financial center in La Jolla. The Bank has identified a location for a new financial center in the Inland Empire, off Interstate 10 in Ontario where, subject to the receipt of required regulatory approvals, it plans to open its eighth full service commercial financial center. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

PMB Securities Corp., an SEC registered securities broker-dealer and member of the National Association of Securities Dealers, Inc. (NASD), the brokerage accounts of which are SIPC insured, is engaged in the retail securities brokerage business. PMB Securities Corp. is located at 450 Newport Center Drive, Suite 110, Newport Beach, next to the Bank’s original location. “Our broker-dealer has engaged Fidelity National Financial Services as our new clearance facility. This move allows PMB Securities Corp to attract quality registered representatives to advise and service our clientele with a brokerage technology platform that is an industry leader. Our mission remains focused on profitability as we approach 2005,” said Gary Cohee, its President and CEO.

Forward-Looking Statements

Statements in the news release that are not historical facts or which refer to the Company’s expectations or beliefs about trends in its business or about its future financial performance constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements contained in this news release are based on current information and are subject to a number of risks and uncertainties that could cause our actual results to differ significantly from those expected at this time. These risks and uncertainties relate to such matters as, but are not limited to: Possible increases in competition from other financial institutions, which could prevent us from increasing our loan volume or the interest rates we charge on the loans we make, or which could adversely affect our ability to attract or retain deposits, any of which could cause our net interest income and our earnings to decline; adverse changes in local or national economic conditions which could lead to a decline in loan volume or an increase in loan delinquencies; adverse changes in Federal Reserve Board monetary policies, which could result in reductions in net interest margins, or in loan demand or mortgage originations, and, therefore, could adversely affect our operating results; increased government regulation which could increase the costs of our operations; our ability to successfully enter new markets or introduce new financial products or services; the costs and the possible adverse impact on operating results of planned growth and expansion; and our dependence on certain key officers for our future success, the loss of any of which could adversely affect our operating results. These, as well as other risk factors and uncertainties, are discussed in greater detail in the Company’s reports filed with the Securities and Exchange Commission, including its Prospectus dated December 8, 2003, and its Annual Report on Form 10-K for its fiscal year ended December 31, 2003.

Readers of this news release are urged to read the discussion of those risks and uncertainties that are contained in that Prospectus and that Annual Report and are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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PMBC

October 28, 2004

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2004	2003	Percentage Change	2004	2003	Percentage Change
Total interest income	$9,094	$5,965	52.5%	$25,101	$18,403	36.4%
Total interest expense	3,065	2,649	15.7%	8,709	8,243	5.7%

Net interest income	6,029	3,316	81.8%	16,392	10,160	61.3%
Provision for loan losses	50	518	(90.3)%	923	1,115	(17.2)%

Net interest income after provision for loan losses	5,979	2,798	113.7%	15,469	9,045	71.0%
Noninterest income
Service charges & fees	181	151	19.9%	521	467	11.6%
Net gains on sales of securities	—	131	(100.0)%	369	756	(51.2)%
Mortgage banking income	490	1,453	(66.3)%	1,655	4,893	(66.2)%
Other noninterest income	380	202	88.1%	746	716	4.2%

Total noninterest income	1,051	1,937	(45.7)%	3,291	6,832	(51.8)%
Noninterest expense
Salaries & employee benefits	2,489	2,348	6.0%	7,149	7,336	(2.5)%
Occupancy and equipment	835	809	3.2%	2,538	2,323	9.3%
Other noninterest expense	1,178	998	18.0%	3,622	3,349	8.2%

Total noninterest expense	4,502	4,155	8.4%	13,309	13,008	2.3%

Income before income taxes	2,528	580	335.9%	5,451	2,869	90.0%
Income tax expense	1,046	208	402.9%	2,244	1,074	108.9%

Net Income	$1,482	$372	298.4%	$3,207	$1,795	78.7%

Net income per share:
Basic	$0.15	$0.06		$0.32	$0.28
Diluted	$0.14	$0.05		$0.30	$0.27

Weighted average shares outstanding (in thousands)
Basic	10,082	6,401		10,081	6,400
Diluted	10,552	6,725		10,525	6,678

Ratios(1)
ROA	0.74%	0.23%		0.56%	0.39%
ROE	8.15%	3.78%		5.97%	6.12%
Efficiency ratio	63.59%	79.10%		67.62%	76.55%

Net interest margin (1)	3.17%	2.15%		2.99%	2.33%

(1)	Ratios and net interest margin for the three and nine month periods ended September 30, 2004, and 2003 have been annualized.

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October 28, 2004

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	September 30,		Percentage Increase (Decrease)
	2004	2003
ASSETS
Cash and due from banks	$32,584	$36,657	(11.1)%
Fed funds sold	34,600	25,000	38.4%
Interest bearing deposits	935	596	56.9%
Investments	233,382	244,186	(4.4)%
Loans (net of allowance of $4,043 and $3,543, respectively)	480,064	302,966	58.5%
Loans held for sale	23,445	27,185	(13.8)%
Investment in unconsolidated trust subsidiaries	527	527	NM
Other assets	12,875	20,588	(37.5)%

Total Assets	$818,412	$657,705	24.4%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing DDA deposits	$176,988	$137,501	28.7%
Interest bearing deposits
Interest checking	20,715	13,468	53.8%
Savings/money market	124,852	111,805	11.7%
Certificates of deposit	192,212	209,011	(8.0)%

Total interest bearing deposits	337,779	334,284	0.1%

Total deposits	514,767	471,785	9.1%
Other borrowings	208,149	126,834	64.1%
Other liabilities	4,187	2,512	66.7%
Junior subordinated debentures	17,527	17,527	NM

Total liabilities	744,630	618,658	20.4%
Shareholders’ equity	73,782	39,047	89.0%

Total Liabilities and Shareholders’ Equity	$818,412	$657,705	24.4%

Tangible book value per share(1)	$7.42	$6.27	18.3%

Shares outstanding	10,082,248	6,401,248

(1)	Excludes accumulated other comprehensive income/loss included in shareholders’ equity.

Year to Date Average Balances
Average gross loans (*)	$422,503	$245,287
Average loans held for sale	$22,280	$55,800
Average earning assets	$732,101	$583,760
Average assets	$769,994	$615,931
Average equity	$71,732	$39,238
Average interest bearing deposits	$342,479	$332,407

(*)	Excludes loans held for sale and allowance for loan loss (ALL).

Credit Quality Data (dollars in thousands)
Total non-performing assets	$12	$1,783
Net charge-offs year-to-date	$823	$7
Allowance for loan losses	$4,043	$3,543
Allowance for loan losses /gross loans (excl. loans held for sale)	0.84%	1.16%
Allowance for loan losses /total assets	0.49%	0.54%

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